                                                                Exhibit 10.39

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT (this "Agreement"), dated as of January 1, 1997, by and between Neil K. Braverman ("Consultant"), and Safeskin Corporation, a Florida corporation (the "Company").

         WHEREAS, effective as of January 1, 1997, Consultant will resign as Co- Chairman of the Company; and

         WHEREAS, the Company desires that Consultant make his services available to the Company on a consulting basis during the consultancy term as set forth in this Agreement; and

         WHEREAS, Consultant has agreed to provide such services during the consultancy term in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Engagement.

         (a) DEVOTION OF TIME TO DUTIES HEREUNDER. During the Consultancy Term (as defined in Section 2 hereof), Consultant agrees to be engaged by the Company as a consultant and, except as expressly set forth in section 1(b) hereof, to perform such services for the Company as are assigned to Consultant at the direction of the Board of Directors (the "Board") or the Chief Executive Officer of the Company and agreed to by Consultant. During the Consultancy Term, Consultant shall devote such time as is reasonably necessary to perform his duties hereunder, it being understood that Consultant shall work on a part-time, not a full-time, basis. The services that Consultant shall provide hereunder shall not be deemed to prevent Consultant from engaging in other ventures or employment which do not (i) violate the provisions of Section 4 or 5 of this Agreement, or (ii) interfere with Consultant's duties hereunder.

         (b) DUTIES DURING ENGAGEMENT PERIOD. During the Consultancy Term for that portion of his time as is set forth in Section 1(a) in which Consultant shall provide services for the Company, he shall devote his attention, energies, knowledge and experience and give his best effort, skill and abilities, to promote the business and interests of the Company and its subsidiaries and Affiliates (as hereinafter defined). The duties of Consultant hereunder shall consist of providing consulting services to the Company at the direction of the Board or the Chief Executive Officer, in the areas of (i) the manufacturing of latex and non-latex gloves, (ii) the design and construction of "Grand Master" production lines in Thailand, (iii) the construction of the Company's latex concentrate plant in Thailand, (iv) selection of sites for, and development of, new factories, and (v) new product development.

         (c) DEFINITIONS. As used herein, "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 50% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise; and the term "Person" shall be construed broadly to include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         2. CONSULTANCY TERM. The engagement of Consultant hereunder shall be for the period (the "Consultancy Term") commencing on the date hereof and ending on December 31, 1997.

         3. COMPENSATION.

         (a) CONSULTING FEE. In consideration of the services to be performed by Consultant during the Consultancy Term set forth in Section 1 of this Agreement, and Consultant's covenants herein set forth including but not limited to those provided in Sections 4, 5, 6 and 7 of this Agreement, the Company shall pay Consultant a fee (the "Fee") at the rate of $300,000 per year during the Consultancy Term. The Fee shall be payable in equal installments semi-monthly (on approximately the 15th and 30th days of each month) in arrears during the Consultancy Term, commencing on January 15, 1997. In addition to the Fee, Consultant shall be eligible to earn a bonus (the "Bonus") of $150,000 based upon his achievement of all or substantially all of the target objectives attached hereto as Annex 1, and a lesser amount in the event that all or substantially all of such target objectives are not achieved. Determination of whether, and to what extent, such target objectives have been achieved shall be made jointly by the Chief Executive Officer and the Consultant. In the event of any disagreement between the Chief Executive Officer and the Consultant, the Compensation Committee of the Board of Directors shall have the discretion to determine whether, and to what extent, such target objectives shall have been achieved, and its determination shall be final and binding. In considering whether, and to what extent, such target objectives have been achieved, factors beyond the control of Consultant that would customarily be included in the category of "force majeure" (such as the outbreak of war, natural disasters, etc.) shall be taken into account. The Bonus, if earned, shall be payable in cash on or before March 1, 1998.

         (b) BENEFITS. During the Consultancy Term, Consultant shall be eligible to participate in any Company-provided benefits, or to any other plans, programs or arrangements generally provided or made available to employees of the Company from time to time other than the Company's ss. 401(k) plan; provided, however, that (i) Consultant and his family shall be provided with Company-paid medical benefits during the Consultancy Term, which medical benefits shall be substantially identical to the medical benefits which are provided to senior management employees of the Company during the Consultancy Term, and (ii) Consultant shall be reimbursed for the reasonable and necessary business expenses which Consultant incurs pursuant to the performance of his duties hereunder during the Consultancy Term, in accordance with the Company's expense reimbursement policies.

         (c) CONTINUED OPTION VESTING. With respect to options to purchase common stock of the Company which will vest by their terms on or prior to December 31, 1997 and which have previously been granted to Consultant pursuant to the Safeskin Corporation Equity Compensation Plan (the "Option Plan") (such options, the "First Vesting Options"), notwithstanding anything to the contrary in the Option Plan, any stock option grant letter or any other or related document or agreement other than this Agreement (collectively, the "Option Documents"), all First Vesting Options granted to Consultant shall continue to vest in accordance with the vesting terms contained in the Option Documents (the "Original Vesting Schedule"), and shall remain subject to all other terms and conditions of the Option Plan, during the Consultancy Term. In addition, the parties hereto acknowledge and agree that, with respect to the 100,000 additional options to purchase common stock of the Company which have been granted to Consultant pursuant to the Option Plan and which are not scheduled to vest by their terms pursuant to the Original Vesting Schedule on or prior to December 31, 1997 (such options, the "Later Vesting Options") (all stock options granted pursuant to the Option Plan, including but not limited to the First Vesting Options and Later Vesting Options, are hereinafter referred to as "Options"), notwithstanding the Original Vesting Schedule, the Later Vesting Options shall vest on December 31, 1997 subject to the terms of this Agreement. Set forth as Annex 2 is a schedule reflecting the vesting schedule of all of the Consultant's currently outstanding Options. Notwithstanding anything contained in the Option Documents (i) the Consultant's continued engagement pursuant to this Agreement shall be deemed to be continued employment by the Company for purposes of the vesting of Consultant's Options; and (ii) the provisions of Section 9 of this Agreement shall govern the vesting, exercisability, termination and other attributes of the Options to the extent that the provisions of Section 9 of this Agreement are inconsistent or conflict with any of the provisions of the Option Documents.

         4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Consultant acknowledges that the Company and its subsidiaries and Affiliates will be engaged in a business involving technology and other Confidential Information (as herein defined) and rights that are proprietary to the Company. In addition, Consultant acknowledges that through his involvement with the Company prior to the execution of this Agreement, he has had and will have access to, and has acquired or assisted and will acquire or assist in the development of secret and Confidential Information regarding the Company and its subsidiaries and Affiliates and their respective technologies, customers and plans, the disclosure of which to others would cause the Company and its subsidiaries and Affiliates to suffer substantial and irreparable damage. Consultant acknowledges that such information is of great value to the Company and its subsidiaries and Affiliates, is the sole property of the Company and its subsidiaries and Affiliates and that such information has been and will be acquired by Consultant in confidence. In consideration of the obligations undertaken by the Company as set forth herein, Consultant will not, at any time during or after the Consultancy Term, publish, disclose or use, or authorize any other person or entity to publish, disclose or use, any secret or Confidential Information of or about the Company or any of its subsidiaries and Affiliates of which Consultant has already become, or becomes, aware or informed during his engagement with the Company, whether or not developed by him. For purposes hereof, the term "Confidential Information" shall include, by way of example and without limitation, matters of a technical nature, "know-how," formulas, secret processes, works of authorship, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Company and its subsidiaries and Affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its subsidiaries and Affiliates, information relating to the management, operation and planning of the Company and its subsidiaries and Affiliates, and other information of a similar nature to the extent not available to the public, and plans for future development.

         5. NONCOMPETITION.

         (a) RESTRICTIVE COVENANT. Consultant agrees that he shall, during the Consultancy Term and for a period of five years following the expiration or termination for any reason of the Consultancy Term (the "Restricted Period"), refrain from, either alone or in conjunction with any other Person, or directly or indirectly through his present or future Affiliates or Associates (as defined herein):

                 (i) (except pursuant to his duties performed for the Company hereunder) directly or indirectly, owning, managing, operating, joining, or having a financial interest in, controlling or participating in the ownership, management, operation or control of, or being employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or using or permitting his name to be used in connection with, or lending assistance (financial or otherwise) to or being otherwise connected in any manner with any business or enterprise engaged within any portion of the United States (whether or not such business is physically located within the United States), Europe or Asia (x) in the design, development, manufacture, distribution, license or sale of any products, or the provision of any services which have application in the natural or synthetic latex glove industry, or (y) in any new lines of business which the Company or its subsidiaries or Affiliates enter into during the Consultancy Term; provided as to (y) that Consultant has had some material level of involvement in or with such new line of business during his employment by the Company or his engagement by the Company pursuant to this Agreement.;

                 (ii) soliciting, inducing, entering into any agreement with, or attempting to influence any individual who is an employee or consultant of the Company or any of its subsidiaries or Affiliates during the Restricted Period to terminate his or her employment relationship with the Company or such subsidiary or Affiliate, or to become employed by Consultant or any Affiliate or Associate of Consultant or any Person by which Consultant is employed, or interfering in any other way with the employment, or other relationship, of the Company or such subsidiary or Affiliate and any employee or consultant thereof; provided that, if Consultant and his Associates shall not have solicited, induced or otherwise sought to employ or otherwise be involved with any former employees or consultants of the Company prior to the termination of their employment with the Company, Consultant and his Associates shall be free to employ or otherwise be involved with such former employees or consultants of the Company beginning twelve months after their employment with the Company has ended; and

                (iii) soliciting or canvassing the trade, business or patronage of, or selling to, any Persons that were actual or prospective customers of the Company or its subsidiaries or Affiliates with respect to which a sales effort, presentation or proposal was made at any time prior to or during the Consultancy Term.

                 (iv) As used herein, "Associate" means with respect to any Person, any corporation or other business organization of which such Person is an officer, employee, partner or consultant or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any member of the immediate family of such Person.

         (b) REASONABLENESS OF RESTRICTIONS. Consultant acknowledges and agrees that the restrictions set forth in this Section 5, and the period of time and geographical area specified hereunder, are reasonable in view of the nature of the business in which the Company is engaged and Consultant's knowledge of the Company's and its subsidiaries and Affiliates' businesses.

         (c) ENFORCEABILITY OF RESTRICTIVE COVENANT. The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5. It is the intention of the parties that the provisions of this Section 5 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies in the manner set forth in Section 8(b) hereof ) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section 5, or of this Agreement.

         6. DISCOVERIES AND WORK. All Discoveries and Works (as hereinafter defined) made or conceived by Consultant during his engagement by the Company, whether during the Consultancy Term or at any time prior thereto, jointly or with others, that relate to the present or anticipated activities of the Company or its subsidiaries or Affiliates, or are used or usable by the Company or its subsidiaries or Affiliates shall be the sole and absolute property of the Company or its subsidiaries or Affiliates, as the case may be, free of any reserved or other rights of any kind on Consultant's part. The term "Discoveries and Works" includes, by way of example but without limitation, Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Consultant shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or its subsidiaries or Affiliates, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its subsidiaries or Affiliates, (c) assist the Company or its subsidiaries or Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and
(d) promptly execute, whether during his engagement with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or its subsidiaries or Affiliates and to protect the title of the Company or its subsidiaries or Affiliates thereto, including but not limited to assignments of such patents and other rights. Consultant acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended.

         7. RETURN OF DOCUMENTS. Consultant agrees that, within thirty days of the termination of the Consultancy Term, he shall return to the Company all property of the Company and its subsidiaries and Affiliates in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all data or other information concerning the Company and its subsidiaries and Affiliates and their technologies that is recorded, stored, maintained or operated by electronic, mechanical or photographic process, whether computerized or not, and all copies of all management studies, business or strategic plans, budgets, notebooks and all other printed, typed or written materials, documents and data of or relating to the Company or any of its subsidiaries or Affiliates, including without limitation all copies, extracts and summaries of any of the foregoing, whether or not prepared by Consultant.

         8. REMEDIES.

         (a) EQUITABLE RELIEF. Consultant agrees that the Company's remedies at law for any breach or threat of breach by him of any of the provisions of Sections 4, 5, 6 and 7 hereof will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 4, 5, 6 and 7 hereof and to enforce specifically the terms and provisions thereof, in each case, without the necessity of actual monetary loss being proved and without the necessity to post any security or bond, in order that the breach or threatened breach of such provisions by Consultant or by any Person acting for or with Consultant in any capacity whatsoever may be effectively restrained. In addition to all other remedies and damages available to the Company at law or in equity, in the event of any material breach by Consultant of any of the provisions of Sections 4, 5, 6 or 7 of this Agreement during the Consultancy Term which remain uncured after reasonable notice, it is specifically agreed by the parties hereto that all payment obligations of the Company pursuant to Section 3 of this Agreement shall cease from and after the date of such breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by Consultant.

         (b) REASONABLE RESTRICTIONS. It is expressly understood and agreed that although the Company and Consultant consider the restrictions contained in Sections 4, 5, 6 and 7 hereof to be reasonable for the purpose of preserving the proprietary rights and going concern value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in such Sections 4, 5, 6 and 7 is an unenforceable restriction on Consultant's activities, the provisions of such Sections 4, 5, 6 and 7 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 4, 5, 6 and 7 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

         9. TERMINATION.

         (a) TERMINATION WITHOUT CAUSE. In the event the Company terminates Consultant's engagement hereunder during the Consultancy Term without "Cause,"
(i) Consultant shall be entitled to receive the Fee for the balance of the then existing Consultancy Term and the Bonus (calculated as if all target objectives had been fully achieved), payable at such times and in such amounts as if this Agreement were not terminated; (ii) all Options which have not previously vested shall become fully vested on December 31, 1997, and shall be fully exercisable for a period of one year after December 31, 1997, and (iii) Consultant's benefits under the medical benefit plan, as provided in Section 3(b), shall continue to the end of the then existing Consultancy Term.

         (b) TERMINATION FOR CAUSE; RESIGNATION. In the event the Company terminates Consultant's engagement hereunder during the Consultancy Term for Cause, or Consultant resigns from his engagement hereunder prior to the expiration of the Consultancy Term, Consultant's rights hereunder shall cease as of the effective date of the termination or resignation, including, without limitation, the right to receive the Fee and Bonus, any medical benefits, or any continued vesting of Options, whether pursuant to the Option Documents or the terms of this Agreement.

         (c) DISABILITY; DEATH. If, prior to the expiration of the Consultancy Term or the expiration of this Agreement, Consultant shall be unable to perform his duties by reason of mental or physical disability for at least ninety consecutive days or any ninety days (whether or not consecutive) in any 250 consecutive day period, the Company shall have the right to terminate this Agreement and the remainder of the Consultancy Term by giving notice to Consultant to that effect. In such event, Consultant shall be entitled to the benefits set forth in Section 9(a) hereof, as if Consultant has been terminated without Cause. If, prior to the expiration of the Consultancy Term or the termination of this Agreement, Consultant shall die, (i) Consultant's estate or his beneficiary shall be paid the Fee through the end of the month in which Consultant's death has occurred, and (ii) all of Consultant's Options shall immediately vest as of the date of his death, and his estate or successor-in-interest shall be allowed to exercise such Options within the one year period after the date of Consultant's death. From and after the date of Consultant's death, the Consultancy Term shall terminate without further notice, and the Company shall have no further obligations hereunder, other than as set forth in the preceding sentence.

         (d) DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall mean (i) the willful failure of Consultant materially to perform his duties hereunder after being so advised in writing by the Company and after having had a reasonable opportunity to cure such failure of performance, (ii) any act of fraud, misappropriation or embezzlement by Consultant involving the Company or its business, or (iii) Consultant's commission of a felony other than one solely related to the operation of a motor vehicle (including pleading guilty or no contest to a felony or a lesser charge which results from plea bargaining), whether or not such felony or lesser offense was committed in connection with the business of the Company.

         (e) SURVIVAL. Notwithstanding the foregoing provisions of this Section 9, the provisions of Sections 4, 5, 6, 7, 8, 15 and 16 of this Agreement shall survive the termination of this Consultancy Term and this Agreement.

         10. INDEPENDENT CONTRACTOR STATUS. Consultant shall serve under this Agreement as an independent contractor of the Company's. Consultant shall be responsible for all taxes arising from the consulting fees paid to Consultant hereunder, and there shall be no withholding of taxes with respect to such fees.

         11. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to Consultant to:

                  Mr. Neil K. Braverman
                  4832 Chamal Circle
                  Boca Raton, Florida  33487
                  Facsimile No.:  (561) 241-1263

                  with a copy to:

                  Broad and Cassel
                  7777 Glades Road
                  Suite 300
                  Boca Raton, Florida  33434
                  Facsimile No.: (561) 483-7321
                  Attn:  David J. Powers, Esq.

                  If to the Company to:

                  Safeskin Corporation
                  12671 High Bluff Drive
                  San Diego, CA 92130
                  Facsimile No.:  (619) 350-2380
                  Attn:    William C. Miller, Esq.
                           Vice President and General Counsel

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, NY  10178
                  Facsimile No.:  (212) 309-7044
                  Attn:  Howard L. Shecter, Esq.

Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         12. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company. Any such successor shall be deemed substituted for the Company under the provisions of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of Consultant, his legal representatives and assigns, except that Consultant's obligations under this Agreement are personal and are expressly declared to be non-assignable and non-transferable.

         13. NO WAIVER OF RIGHTS; AMENDMENTS. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement (or any part hereof) or the right of either party thereafter to enforce each and every provision of this Agreement. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by both parties.

         14. HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         15. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         16. GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         To the fullest extent permitted by law, the parties hereto hereby (a) submit to the jurisdiction of the Florida and United States courts for the Florida judicial circuit and the federal district, respectively, wherein lies Palm Beach Country, Florida for the purposes of any legal action or proceeding brought under or involving this Agreement and (b) agree that exclusive venue of any such action or proceeding may be laid in Palm Beach County, Florida and waive any claim that the same is an inconvenient forum.

         17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein.

         IN WITNESS WHEREOF, Consultant and the Company have executed this Consulting Agreement on the day and year first-above written.

                                       "CONSULTANT"

                                        /s/ Neil K. Braverman
                                       ---------------------------------------
                                       NEIL K. BRAVERMAN



                                       SAFESKIN CORPORATION



                                       By  /s/ Richard Jaffe
                                          ------------------------------------
                                       Name: Richard Jaffe
                                             Title:   Chairman, President and
                                                      Chief Executive Officer